Exhibit 4.5

2016 RESTATEMENT

NATIONAL FUEL GAS COMPANY TAX-DEFERRED SAVINGS PLAN

AMENDMENT NO. 1

Under Section 11.1 of the National Fuel Gas Company Tax-Deferred Savings Plan (the “Plan”), National Fuel Gas Company reserved the right to modify or amend the Plan. This Amendment No. 1 of the Plan (the “Amendment”) is adopted to identify eligible employees who were allowed to participate without regard to the age requirement contained in section 2.1(a)(2). The changes in this Amendment are effective as of January 1, 2007.

This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

The Plan is amended in the following respects:

1.    The second sentence of subsection (a) of Section 2.1 (“Age and Service Requirements”) is amended to read as follows:

Each other Eligible Employee (other than a Special Article XIX Employee) will become a Participant in the Plan on the first Entry/Adjustment Date coincident with or following the later of (1) his or her completion of one Year of Participation Service for an Eligible Employee and (2) his or her attainment of age 21 or, for the Participants listed on Schedule B (the “Listed Participants”), without regard to the age requirement contained in this section 2.1(a)(2).

2.    In all other respects, the Plan remains unchanged.

NATIONAL FUEL GAS COMPANY

/s/ akk	By:	/s/ P. M. Ciprich
	Name:	P. M. Ciprich
	Title:	Senior VP, General Counsel & Secretary
	Date:	January 12, 2016

SCHEDULE B

The Listed Participants referenced in Section 2.1(a) are:

Engle, Brady A.

Klettke, Cameron W.

Heary, Keith P.

Burdick, Dalton L.

Simonelli, Joseph M.

Mix, Steven P.

Wetherell, William B.

Masters, Matthew C.

Zimmermann, Kurt D.

Wakefield Jr., Theodore J.

Schnurstein, Daniel D.

Graham, Jonathan J.

Freeborn, James M.

Breindel, Brandon I.